As filed with the Securities and Exchange Commission on March 11, 2013

Registration No.: 333-181702

Registration No.: 333-90046

Registration No. 333-122763

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

eDiets.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	56-0952883
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

555 SW 12th Avenue, Suite 210, Pompano Beach, FL	33069
(Address of Principal Executive Offices)	(Zip Code)

eDiets.com, Inc. Amended and Restated Equity Incentive Plan eDiets.com, Inc. Stock Option Plan eDiets.com, Inc. Stock Option Plan (as Amended and Restated Effective April 1, 2002)
(Full title of the plans)

Mr. Dennis Healey Chief Financial Officer As Seen On TV, Inc. 14044 Icot Boulevard, Clearwater, FL 33760
(Name and address of agent for service)

(727) 288-2738
(Telephone number, including area code, of agent for service)

Copies of correspondence to: Brian A. Pearlman, Esq. Pearlman Schneider LLP 2200 Corporate Boulevard, N.W. Suite 210 Boca Raton, FL 33431

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

EXPLANATORY NOTE

Deregistration of Securities:

On February 28, 2013, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated October 31, 2012 by and among eDiets.com, Inc. (“eDiets”), As Seen On TV, Inc. (“ASTV”) and eDiets Acquisition Company (the “Merger Sub”), a wholly owned subsidiary of ASTV, the Merger Sub was merged with an into eDiets (the “Merger”), with eDiets surviving as a wholly owned subsidiary of ASTV.  Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each share of eDiets’ common stock issued and outstanding immediately before the effective time (other than shares owned by the respective wholly-owned subsidiaries of eDiets and ASTV and shares held by dissenting stockholders, if any) was canceled and converted into the right to receive 1.2667 shares of ASTV common stock.  All compensatory awards based on or comprised of eDiets’ common stock, such as stock options, were converted into and became awards based on or comprised of ASTV common stock, in each case on terms substantially identical to those in effect immediately prior to the effective time of the Merger, in accordance with the 1.2667 exchange ratio.

These Post-Effective Amendments to the eDiets’ registration statements on Form S-8 listed below (collectively, the “Prior Registration Statements”), are filed to deregister all securities that were previously registered and have not been sold or otherwise issued as of the date of the filing of these Post-Effective Amendments under the (i) eDiets.com, Inc. Amended and Restated Equity Incentive Plan, (ii) eDiets.com, Inc. Stock Option Plan, and (iii) eDiets.com, Inc. Stock Option Plan (as Amended and Restated Effective April 1, 2002), as the case may be, and for which the Prior Registration Statements had remained in effect.

1.

Registration Statement No. 333-181702 filed May 25, 2012;

2.

Registration Statement No. 333-122763 filed February 11, 2005; and

3.

Registration Statement No. 333-90046 filed June 7, 2002.

As a result of the Merger, eDiets has terminated all offerings of its securities pursuant to its existing registration statements, including the Prior Registration Statements.  In accordance with the undertakings made by eDiets in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities under the Prior Registration Statements which remain unsold at the termination of such offerings, eDiets hereby removes from registration any securities registered under the Prior Registration Statements which remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach, State of Florida on March 11, 2013.

eDiets.com, Inc.

By:	/ s/ Kevin A. Richardson II
Kevin A. Richardson II, Chairman

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